UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2006

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

300 Elliot Avenue West, Suite 500
Seattle, WA		98119
(Address of principal executive offices)		(Zip Code)

(206) 281-7001

(Registrant’s telephone number, including area code)

NeoRx Corporation

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.         Entry into a Material Definitive Agreement.

On July 10, 2006, Poniard Pharmaceuticals, Inc. entered into a lease agreement with ARE-San Francisco No. 17 LLC (“Landlord”) to lease approximately 17,045 square feet of office space at 7000 Shoreline Court, South San Francisco, California. The lease space will house the Company’s executive headquarters and research and development laboratories. The initial term of the lease is 60 months. Base rent is $45,169 per month, subject to adjustment. Additional rent is payable monthly based on the Company’s share of operating expenses as described in the lease agreement. The Company may, upon written notice delivered at least nine months prior to expiration of the initial term of the lease, extend the lease for an additional three years, with rent payable at the then market rate. In connection with the lease, an entity affiliated with Landlord was granted a limited right, at its option, to participate in certain non-strategic equity financings (“qualifying financings”) that may be completed by the Company during the lease term. The amount of such participation cannot exceed $250,000 per qualifying financing, and the right of participation is subject to satisfaction of applicable federal and state securities laws and regulations and other contractual requirements.

Item 9.01.         Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit 10.1	Lease Agreement dated as of July 10, 2006, between the Company and ARE-San Francisco No. 17 LLC, including equity participation letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: July 13, 2006	By:	/s/ ANNA LEWAK WIGHT
Anna Lewak Wight Vice President, Legal

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Lease Agreement dated as of July 10, 2006, between the Company and ARE-San Francisco No. 17 LLC, including equity participation letter